Exhibit 99.1

FIDUS INVESTMENT CORPORATION ELECTS
JOHN A. MAZZARINO TO BOARD OF DIRECTORS

EVANSTON, Ill., November 13, 2012 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced that the Company’s Board of Directors has appointed John A. Mazzarino to serve as an independent director, effective November 13, 2012, replacing Charles G. Phillips, an independent director who resigned for personal reasons effective November 12, 2012. Prior to his resignation, Mr. Phillips also served as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

“We welcome John Mazzarino to Fidus’ Board of Directors. John’s extensive experience in the investing and capital management industry, as well as his merger and acquisition and corporate strategy expertise will add significant value to the Board of Directors,” said Edward Ross, Chief Executive Officer of Fidus Investment Corporation. “The Company and the Board thank Mr. Phillips for his service to Fidus and its Board and wish him well.”

Mr. Mazzarino is a Co-Founder and Managing Director of Cherokee Investment Partners, a private equity real estate investment management firm focused on the acquisition, remediation, management and development of brownfields in North America and Europe. Prior to co-founding Cherokee’s predecessor firm in 1988, Mr. Mazzarino was a manager at Bain & Company from 1982 to 1988, where he specialized in mergers and acquisitions and corporate strategy. From 1977 to 1982 he worked at Peat, Marwick, Mitchell & Co., consulting on policy issues with the Environmental Protection Agency, the Department of Housing and Urban Development, the Department of Energy and other federal agencies. Mr. Mazzarino currently serves as a member of the board of advisors of the MIT Sloan School Finance Group and as a director of Cherokee Gives Back, Cherokee’s philanthropic arm. In addition, Mr. Mazzarino is currently a member of two other private and not-for-profit company boards.

Mr. Mazzarino will serve as an independent director until the 2013 annual meeting of stockholders of the Company. Effective November 13, 2012, Mr. Mazzarino was also elected to the Board’s Audit Committee and the Board’s Nominating and Corporate Governance Committee.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2011. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com